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                                                                     Exhibit 2.2

            ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION

                                      OF

                                PROXYMED, INC.

PROXYMED, INC., a Florida corporation (the "Corporation"), hereby amends its Articles of Incorporation as follows:

ARTICLE 1.  The name of this corporation is ProxyMed, Inc.

ARTICLE 2. These Articles of Amendment were adopted by the Board of Directors of the Corporation, pursuant to Florida Statutes Section 607.10025 and without a vote of the shareholders of the Corporation, on August 6, 2001.

ARTICLE 3. These Articles of Amendment do not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and do not result in the percentage of authorized shares that remain unissued after the division or combination exceeding the percentage of authorized shares that were unissued before the division or combination.

ARTICLE 4.  Reverse Stock Split. Effective on August 21, 2001 (the "Effective
            -------------------
Date"), each share of Common Stock issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as, and changed into, 1/15/th/ of a share of Common Stock (the "New Common Stock"). Such reclassification and change of Old Common Stock into New Common Stock (the "Reverse Stock Split") shall not change the par value per share of the shares reclassified and changed, which par value shall remain $.001 per share.]

     Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates", whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation's transfer agent for cancellation, a certificate or certificates (the "New Certificates", whether one or more) representing the number of shares of New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer. From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

ARTICLE 5. Article III of the Corporation's Restated Articles of Incorporation, as amended, is further amended by striking out the first paragraph thereof and by substituting in lieu of said paragraph the following new first paragraph to
Article III:

     "The Corporation is authorized to issue 13,333,333 and 1/3 shares of Common Stock, par value $.001 per share, and 2,000,000 shares of preferred stock, par value $.01 per share."
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ARTICLE 6.  These Articles of Amendment shall become effective as of August 21,
2001.

     Except as amended hereby, the rest and remainder of the Corporation's Articles of Incorporation shall be and remain in full force and effect.

     Dated this 21/st/ day of August 2001.

                                   PROXYMED, INC.



                                   By:     /s/ Michael K. Hoover
                                        ----------------------------------------
                                        Michael K. Hoover
                                        Chairman and Chief Executive Officer
ATTEST:

        /s/ Frank M. Puthoff
---------------------------------
Frank M. Puthoff, Secretary